June 17, 2013

Mr. Tom Griffin

Santa Fe Petroleum, Inc.

4011 W. Plano Pkwy

Suite 126

Plano, TX 75093

RE:     Letz Lease Acquisition

320 Net acres, more or less

Jack County, Texas

Dear Tom:

Per our recent discussions, NYTEX Petroleum, Inc. ("NYTEX") owns the Oil & Gas leases totaling 320 gross/net mineral acres located in Jack County, Texas as shown on the attached Exhibit “A” (the “Letz Lease”) which Santa Fe Petroleum, Inc. (“Santa Fe”) desires to acquire from NYTEX and NYTEX desires to sell under the following terms and conditions:

1.	Sale price of $1,000 per acre totaling $320,000.

2.	NYTEX will deliver to Santa Fe a 77% Net Revenue Interest.

3.	Included in the sale are two existing shut-in wells, the George P. Fogg #3 and #4.

4.	Title work will be included in the sale price.

5.	In addition to the sale price, an original drillsite title opinion by Turner & Allen law firm will be made available by NYTEX to Santa Fe for reimbursement of $5,925 invoice amount previously paid by NYTEX to Turner & Allen.

6.	Closing will occur on or before 45 days from execution of this letter agreement, at which time Santa Fe will pay to NYTEX the purchase amount of $320,000 for an assignment of oil & gas lease.

7.	During the 45 day period between execution of this letter agreement and closing, NYTEX will not market or sell the Letz Lease, unless during the 45 days Santa Fe notifies NYTEX in writing that Santa Fe does not intend, or is unable to buy the Letz Lease.

Letz Lease Acquisition

If the foregoing terms and conditions are acceptable, please so indicate by executing this Letter Agreement in the space provided and returning an executed copy. I look forward to working with you.

Sincerely,

Michael Galvis

President

AGREED TO AND ACCEPTED THIS ______ DAY OF JUNE 2013, BY:

Santa Fe Petroleum, Inc.

_________________________________

Tom Griffin

President

EXHIBIT “A”

Attached hereto and made a part of that certain Letz Lease Acquisition Letter Agreement dated

June 17, by and between NYTEX Petroleum, Inc. and Santa Fe Petroleum, Inc.

LETZ LEASE DESCRIPTION

320 acres of land, more or less, being all of T. E. & L. Survey 2579, Abstract No. 683, Jack County, Texas, being more particularly described in that certain Special Warranty Deed dated February 7, 2012, from David C. Fogg to Ken Clayton, et al, said deed recorded in Volume 881, Page 881, Official Public Records, Jack County, Texas.

LETZ LEASE PLAT